Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Marlin Midstream GP, LLC

As the General Partner of Marlin Midstream Partners, LP:

We consent to the incorporation by reference in the registration statement on Form S-8 of Marlin Midstream Partners, LP of our report dated May 3, 2013, with respect to the combined balance sheets of Marlin Midstream Partners, LP as of December 31, 2012 and 2011, and the related combined statements of operations, comprehensive income (loss), member’s equity, and cash flows for each of the years in the two-year period ended December 31, 2012, and our report dated May 3, 2013, with respect to the balance sheet of Marlin Midstream Partners, LP as of April 19, 2013, which reports appear in the registration statement on Form S-1 (No. 333-189645) of Marlin Midstream Partners, LP dated July 18, 2013 and the related prospectus.

/s/ KPMG LLP

Houston, Texas

July 30, 2013